Exhibit 99.1

For Immediate News Release

July 24, 2013

AVALONBAY COMMUNITIES, INC. ANNOUNCES

SECOND QUARTER 2013 OPERATING RESULTS

AND UPDATES FULL YEAR 2013 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended June 30, 2013 was $36,218,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.28 for the quarter ended June 30, 2013, compared to EPS of $1.63 for the comparable period of 2012, a decrease of 82.8%. For the six months ended June 30, 2013, EPS was $0.89 compared to $2.24 for the comparable period of 2012, a decrease of 60.3%.

The decreases in EPS for the three and six months ended June 30, 2013 from the respective prior year periods are due primarily to additional depreciation expense and expensed transaction costs associated with the Archstone acquisition (as described in our first quarter earnings release dated April 30, 2013).  The decrease in EPS for the three months ended June 30, 2013 from the prior year period is also due to a decrease in gains from dispositions of real estate assets. The decreases in both the three and six months ended June 30, 2013 are partially offset by an increase in Net Operating Income (“NOI”) from communities acquired through the Archstone acquisition and existing and newly developed communities.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended June 30, 2013 increased 15.7% to $1.55 from $1.34 for the comparable period of 2012.  FFO per share for the six months ended June 30, 2013 decreased 9.6% to $2.36 from $2.61 from the prior year period.  Adjusting for non-routine items as detailed in the definitions of this release, FFO per share would have increased by 20.9% and 18.6% for the three and six months ended June 30, 2013, respectively, over the prior year periods.

The following table compares the Company’s results for the three months ended June 30, 2013, for both FFO per share as well as for FFO per share adjusted for non-routine items, to the outlook provided in April 2013.

Second Quarter 2013 Results

Comparison to April 2013 Outlook

	Per Share
	FFO	FFO As Adjusted

Projected FFO per share-April 2013 Outlook (1)(2)	$ 1.51	$ 1.58
Community NOI	0.05	0.05
Overhead and other	(0.01)	(0.01)
FFO per share - actual (1)	$ 1.55	$ 1.62

(1) As Adjusted amounts adjusted for non-routine items presented in the definitions of this release. (2) Represents the mid-point of the Company’s April 2013 outlook.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, “This quarter we posted adjusted FFO growth of over 20%, driven by better than expected results from our operating portfolio as well as leasing of new development communities.  Same store revenue growth topped 5%, while NOI growth totaled 6.6%, both exceeding expectations.  Strong multi-family operating fundamentals support our revised higher outlook for revenue, NOI and adjusted FFO growth.”

Operating Results for the Quarter Ended June 30, 2013 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $128,261,000, or 49.0%, to $390,131,000.  For Established Communities, rental revenue increased 5.2%, attributable to increases in average rental rates of 4.3%, and Economic Occupancy of 0.9%. As a result, total revenue for Established Communities increased $10,405,000 to $212,037,000. Operating expenses for Established Communities increased $1,226,000, or 2.0%, to $63,408,000. Accordingly, NOI for Established Communities increased by 6.6%, or $9,179,000, to $148,629,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the second quarter of 2013 compared to the second quarter of 2012:

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Q2 2013 Compared to Q2 2012

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	3.6%	1.4%	4.9%	14.6%
Metro NY/NJ	5.3%	5.7%	5.1%	26.8%
Mid-Atlantic	1.8%	(0.7%)	2.8%	16.9%
Pacific NW	8.6%	4.5%	10.5%	4.2%
No. California	8.8%	(1.0%)	12.4%	18.4%
So. California	4.6%	(0.3%)	6.9%	19.1%
Total	5.2%	2.0%	6.6%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Operating Results for the Six Months Ended June 30, 2013 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $189,133,000, or 36.6%, to $705,490,000.  For Established Communities, rental revenue increased 5.0%, attributable to an increase in average rental rates of 4.5% and Economic Occupancy of 0.5%. Total revenue for Established Communities increased $20,185,000 to $420,281,000. Operating expenses for Established Communities increased $3,349,000, or 2.7%, to $126,994,000. Accordingly, NOI for Established Communities increased by 6.1%, or $16,836,000, to $293,287,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012:

YTD 2013 Compared to YTD 2012

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	3.4%	3.7%	3.3%	15.4%
Metro NY/NJ	5.1%	4.7%	5.3%	27.7%
Mid-Atlantic	1.7%	0.3%	2.2%	16.0%
Pacific NW	8.7%	5.2%	10.5%	4.3%
No. California	8.7%	(0.2%)	12.0%	18.6%
So. California	4.6%	1.1%	6.2%	18.0%
Total	5.0%	2.7%	6.1%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

During the second quarter of 2013, the Company started the construction of three communities:  Avalon Canton, located in Canton, MA, Avalon Alderwood I, located in Lynnwood, WA, and Avalon San Dimas, located in San Dimas, CA.  These three communities will contain 719 apartment homes when completed and will be developed for an estimated Total Capital Cost of $151,500,000.

During the second quarter of 2013, the Company completed the development of three communities: Avalon Irvine II, located in Irvine, CA, AVA Ballard, located in Seattle, WA, and Avalon at Wesmont Station II, located in Wood-Ridge, NJ. These three communities contain an aggregate of 584 apartment homes and were constructed for an aggregate Total Capital Cost of $134,400,000.

During the second quarter of 2013, the Company added nine development rights. If developed as expected, these development rights will contain 2,583 apartment homes and will be developed for an estimated Total Capital Cost of $706,000,000.

The Company also acquired five land parcels during the quarter ended June 30, 2013 for an aggregate purchase price of approximately $70,187,000. The Company has started, or anticipates starting, construction of new apartment communities on these five land parcels during 2013.

Redevelopment Activity

During the second quarter of 2013, the Company commenced the redevelopment of AVA Pasadena, located in Pasadena, CA. AVA Pasadena contains 84 apartment homes and is expected to be redeveloped for a Total Capital Cost of $5,600,000, excluding costs incurred prior to redevelopment.

Disposition Activity

During the second quarter of 2013, the Company sold Avalon at Dublin Station I, located in Dublin, CA. Avalon at Dublin Station I, containing 305 apartment homes, was sold for $105,400,000 and resulted in a gain in accordance with GAAP of $33,682,000 and an Economic Gain of $20,137,000.

During the second quarter of 2013, AvalonBay Value Added Fund, L.P. (“Fund I”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%, sold Avalon at Civic Center, located in Norwalk, CA. Avalon at Civic Center, containing 192 apartment homes, was sold for $45,844,000.  The Company’s share of the gain in accordance with GAAP was $1,472,000.

Financing, Liquidity and Balance Sheet Statistics

At June 30, 2013, the Company had $142,000,000 outstanding under its $1,300,000,000 unsecured credit facility. At June 30, 2013, the Company had $205,172,000 in cash, restricted cash, and cash in escrow, a substantial portion of which is restricted for specified legal, financing or regulatory requirements.

Debt Issuance and Repayment Activity

The Company had the following consolidated debt activity in the three months ended June 30, 2013.

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In April 2013, the Company obtained a 3.06% fixed rate secured mortgage note that matures in April 2018 in the amount of $15,000,000.

In May 2013, the Company obtained a 3.08% fixed rate secured mortgage note that matures in May 2020 in the amount of $56,210,000, in association with the refinancing of an existing $47,000,000 variable rate secured mortgage note.

The secured loan issuance and refinancing activity that took place during the three months ended June 30, 2013 was in connection with either tax protection arrangements assumed by the Company (through the Archstone acquisition) or entitlement and permitting requirements in connection with certain development communities.

The Company’s secured borrowing activity, noted above, was offset by its repayment of secured debt during the three months ended June 30, 2013, detailed below:

•   in April 2013, the Company repaid a 4.69% fixed-rate, secured mortgage note in the amount of $170,125,000 pursuant to its scheduled maturity;

•   in May 2013, the Company repaid a $5,393,000 fixed-rate secured mortgage note with an interest rate of 5.55% at par and without penalty in advance of its July 2028 scheduled maturity date; and

•   also in May 2013, the Company repaid a $52,806,000 fixed-rate secured mortgage note with an interest rate of 5.24% pursuant to its scheduled maturity date.

The net effect of the Company’s secured debt activity listed above was to decrease the Company’s outstanding secured indebtedness by approximately $204,000,000.

Also during the second quarter of 2013, the Company paid approximately $32,100,000 to redeem its proportionate share of preferred interest obligations assumed as part of the Archstone acquisition.

Lehman Sale of Stock

On February 27, 2013, the Company issued 14,889,706 shares of its common stock to Lehman Brothers Holdings, Inc. (“Lehman”) as part of the consideration for the Archstone acquisition.  During the three months ended June 30, 2013, Lehman sold 7,870,000 of these shares, in a secondary public offering. Lehman received all of the net proceeds from the offering, and the sale did not impact the total number of the Company’s common shares outstanding.

Third Quarter and Updated Full Year 2013 Outlook

During the year, the Company may update its financial outlook based in part on portfolio trend analysis, including actual rental rates and occupancy levels, in addition to considering actual economic conditions which differ from the assumptions used in developing the Company’s outlook provided earlier in the year.

Property Operations

Rental rates and occupancy through June 2013 have performed ahead of the Company’s January 2013 outlook and recent trends suggest that total rental revenue will continue to exceed the original outlook for revenue growth for 2013 provided in January 2013.

As a result, the Company revised its expected ranges for operating results, updating the ranges from the January 2013 outlook as follows:

•   the Company revised the range for its expected increase in Established Communities’ revenue growth from between 3.5% and 5.0% to between 4.25% and 5.0%;

•   the Company revised the range for its expected increase in Established Communities’ expense growth from between 3.0% and 4.0% to between 2.5% and 3.5%; and

•   the Company revised the range for its expected increase in Established Communities’ NOI growth from between 4.0% and 5.5%, to between 5.0% and 5.75%.

Development

The Company expects the following development activity, updated from its January 2013 outlook.

•      The Company now anticipates starting between $1,700,000,000 and $1,900,000,000 of new development during 2013 and currently has 27 communities under development. The Company’s new development starts in 2013 include development communities acquired in the Archstone acquisition.

•                  During 2013, the Company expects to disburse between $1,250,000,000 and $1,450,000,000 related to current and expected development communities, including the incremental spend for the Archstone development communities acquired and expected acquisitions of land for future development.

EPS and FFO Outlook

For the third quarter of 2013, the Company expects EPS in the range of $0.36 to $0.42.  The Company expects EPS for the full year 2013 to be in the range of $2.57 to $2.77.

The Company expects Projected FFO per share in the range of $1.13 to $1.19 for the third quarter of 2013 and Projected FFO per share for the full year 2013 to be in the range of $5.05 to $5.25.

The table below details the changes in the Company’s current 2013 full year outlook from the January 2013 outlook, including the expected impact of non-routine items.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

Full Year 2013 Outlook

Comparison to January 2013 Outlook

	Per Share
	FFO	FFO As Adjusted

Projected FFO per share - January 2013 outlook (1)(2)	$ 4.29	$ 6.15
Archstone acquisition costs	0.68	-
Increased NOI from operating & lease up communities	0.10	0.10
Overhead and other	0.04	0.04
Interest rate hedge	0.03	-
Interest expense & capital/transaction activity, net	0.01	0.01
Projected FFO per share - July 2013 outlook (1)(2)	$ 5.15	$ 6.30

(1) As Adjusted amounts reflect adjustments for incurred and expected non-routine items presented in the full earnings release. (2) Represents the mid-point of the Company's outlook.

In April 2013 the Company provided an interim outlook update for full year 2013 FFO per share and FFO per share as adjusted for non-routine items.  The table below details the changes from the Company’s interim full year 2013 outlook including the impact of non-routine items to the current revised outlook.

Full Year 2013 Outlook

Comparison to April 2013 Outlook

	Per Share
	FFO	FFO As Adjusted

Projected FFO per share - April 2013 outlook (1)(2)	$ 5.13	$ 6.29
Archstone acquisition costs	(0.01)	-
Increased NOI from operating & lease up communities	0.06	0.06
Overhead and other	(0.02)	(0.02)
Interest rate hedge	0.02	-
Interest expense & capital/transaction activity, net	(0.03)	(0.03)
Projected FFO per share - July 2013 outlook (1)(2)	$ 5.15	$ 6.30

(1) As Adjusted amounts reflect adjustments for incurred and expected non-routine items presented in the full earnings release. (2) Represents the mid-point of the Company's outlook.

Further detail of the Company’s July 2013 outlook, including updated outlook for its transaction and capital markets activity is available in the full earnings release.

Other Matters

The Company will hold a conference call on July 25, 2013 at 1:00 PM ET to review and answer questions about this release, its second quarter 2013 results, the Attachments (described below) and related matters. To participate on the call, dial 877-510-2397 domestically and 763-416-6924 internationally and use conference id: 14451743.

To hear a replay of the call, which will be available from July 25, 2013 at 3:00 PM ET to August 1, 2013 at 11:59 PM ET, dial 855-859-2056 domestically and 404-537-3406 internationally, and use conference id: 14451743. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of June 30, 2013, the Company owned or held a direct or indirect ownership interest in 273 apartment communities containing 81,499 apartment homes in twelve states and the District of Columbia, of which 27 communities were under construction and six communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 1-703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; we may not be able to integrate the assets and operations acquired in the Archstone acquisition in a manner consistent with our assumptions and/or we may fail to achieve expected efficiencies and synergies; we may encounter liabilities related to the Archstone acquisition for which we may be responsible that were unknown to us at the time we completed the Archstone acquisition or at the time of this press release; and our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected third quarter and full year 2013 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 15, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 15 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.  This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD

	2013	2012	2013	2012

Net income attributable to common stockholders	$36,218	$156,909	$111,648	$214,667
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	199,502	66,711	311,446	132,003
Distributions to noncontrolling interests, including discontinued operations	8	7	16	14
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(1,472)	(385)	(10,824)	(1,471)
Gain on sale of previously depreciated real estate assets	(33,682)	(95,049)	(118,173)	(95,049)

FFO attributable to common stockholders	$200,574	$128,193	$294,113	$250,164

Average shares outstanding - diluted	129,595,399	95,992,825	124,879,663	95,820,203

Earnings per share - diluted	$0.28	$1.63	$0.89	$2.24

FFO per common share - diluted	$1.55	$1.34	$2.36	$2.61

The Company’s results for the three and six months ended June 30, 2013 and the comparable prior year periods include the non-routine items outlined in the following table:

Non-Routine Items

Decrease (Increase) in Net income and FFO

(dollars in thousands)

	Q2	YTD	Q2	YTD

	2013	2013	2012	2012

Acquisition costs (1)	$3,573	$43,387	$81	$304
Joint venture related losses and costs (2)	5,095	35,101	147	219
Interest rate protection agreement unrealized gain	(1,069)	(2,484)	-	-
Net interest expense - unsecured debt (3)	-	834	-	-
Gain on land sales	(240)	(240)	(280)	(280)
Compensation plan redesign and severance related costs	1,475	2,950	160	467
Prepayment penalties and write off of deferred financing costs	-	-	602	1,781

Total Non-routine items	$8,834	$79,548	$710	$2,491

Weighted average dilutive shares outstanding	129,595,399	124,879,663	95,992,825	95,820,203

Incremental shares for Archstone acquisition prefunding (4)	-	5,527,624	-	-

(1)  Amounts for 2013 relate primarily to the Archstone acquisition and consist primarily of debt assumption costs, title charges, legal, consulting and other fees.

(2)  Includes both Archstone acquisition related costs and yield maintenance costs for Fund I and Fund II dispositions.

(3)  Represents the net interest costs incurred in 2013 through the closing of the Archstone acquisition related to the unsecured debt issued in November 2012 in connection with the Archstone acquisition less amounts earned on invested cash proceeds from the November 2012 unsecured debt and December 2012  common stock issuances.

(4)  Represents the impact on the weighted average shares outstanding through the closing of the Archstone acquisition from the Company’s issuance of common stock in December 2012 in anticipation of the Archstone acquisition.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the third quarter and full year 2013 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	Range	Range

Projected EPS (diluted) - Q3 2013	$ 0.36	$ 0.42
Projected depreciation (real estate related)	1.13	1.19
Projected gain on sale of operating communities	(0.36)	(0.42)

Projected FFO loss per share (diluted) - Q3 2013	$ 1.13	$ 1.19

Projected EPS (diluted) - Full Year 2013	$ 2.57	$ 2.77
Projected depreciation (real estate related)	4.12	4.32
Projected gain on sale of operating communities	(1.64)	(1.84)

Projected FFO per share (diluted) - Full Year 2013	$ 5.05	$ 5.25

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	Q4	YTD	YTD
	2013	2012	2013	2012	2013	2012

Net income	$ 36,097	$ 156,821	$ 75,469	$ 122,384	$ 111,570	$ 214,430
Indirect operating expenses, net of corporate income	10,890	8,617	9,041	7,862	19,932	16,653
Investments and investment management expense	1,096	1,499	1,015	1,545	2,110	2,945
Expensed acquisition, development and other pursuit costs	3,768	901	40,059	9,601	43,827	1,141
Interest expense, net	43,169	33,191	38,174	36,117	81,342	66,814
Loss on extinguishment of debt, net	—	—	—	—	—	1,179
General and administrative expense	11,345	8,316	10,039	7,703	21,384	18,026
Joint venture loss (income)	940	(2,073)	18,564	(11,113)	19,503	(4,248)
Depreciation expense	196,106	63,224	109,168	64,905	305,280	124,137
Casualty and impairment loss	—	—	—	1,449	—	—
Gain on sale of real estate assets	(33,922)	(95,329)	(84,491)	(51,262)	(118,413)	(95,329)
Income from discontinued operations	(363)	(3,885)	(3,027)	(3,486)	(3,394)	(8,289)
NOI from continuing operations	$ 269,126	$ 171,282	$ 214,011	$ 185,705	$ 483,141	$ 337,459

Established:
New England	$ 30,320	$ 28,915	$ 28,577	$ 29,637	$ 58,897	$ 57,002
Metro NY/NJ	43,449	41,351	42,439	42,150	85,888	81,584
Mid-Atlantic	18,330	17,836	18,187	18,218	36,518	35,738
Pacific NW	7,937	7,182	7,850	7,782	15,787	14,288
No. California	28,218	25,098	27,504	26,716	55,722	49,735
So. California	20,375	19,067	20,100	19,836	40,475	38,104
Total Established	148,629	139,449	144,657	144,339	293,287	276,451
Other Stabilized (excluding Archstone)	31,336	21,444	30,581	28,998	61,920	40,369
Other Stabilized - Archstone	70,825	—	24,420	—	95,246	—
Development/Redevelopment	18,336	10,389	14,353	12,368	32,688	20,639

NOI from continuing operations	$ 269,126	$ 171,282	$ 214,011	$ 185,705	$ 483,141	$ 337,459

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2012 through June 30, 2013 or classified as held for sale at June 30, 2013).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2013	2012	2013	2012

Income from discontinued operations	$ 363	$ 3,885	$ 3,394	$ 8,289
Interest expense, net	--	55	--	138
Loss on extinguishment of debt	--	602	--	602
Depreciation expense	220	1,795	875	4,194

NOI from discontinued operations	$ 583	$ 6,337	$ 4,269	$ 13,223

NOI from assets sold	583	6,337	4,269	13,223
NOI from assets held for sale	--	--	--	--

NOI from discontinued operations	$ 583	$ 6,337	$ 4,269	$ 13,223

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For development communities, Projected NOI is calculated based on the first twelve months of stabilized operations, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD

	2013	2012	2013	2012

Rental revenue (GAAP basis)	$ 211,941	$ 201,538	$ 420,104	$ 399,938
Concessions amortized	47	215	99	600
Concessions granted	(33)	(26)	(70)	(189)

Rental revenue (with concessions on a cash basis)	$ 211,955	$ 201,727	$ 420,133	$ 400,349

% change -- GAAP revenue		5.2%		5.0%

% change -- cash revenue		5.1%		4.9%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended June 30, 2013 as well as prior years’ activities is presented in the full earnings release.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the second quarter of 2013 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 36,218
Interest expense, net	43,169
Depreciation expense	196,106

Depreciation expense (discontinued operations)	220

EBITDA	$ 275,713

EBITDA from continuing operations	$ 241,448
EBITDA from discontinued operations	34,265

EBITDA	$ 275,713

EBITDA from continuing operations	$ 241,448

Interest expense, net	$ 43,169

Interest coverage	5.6

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2013 is as follows (dollars in thousands):

NOI for Established Communities	$ 293,287
NOI for Other Stabilized Communities (excluding Archstone)	61,920
NOI for Other Stabilized - Archstone	95,246
NOI for Development/Redevelopment Communities	32,688
NOI for discontinued operations	4,269

Total NOI generated by real estate assets	487,410

NOI on encumbered assets	150,086

NOI on unencumbered assets	337,324

Unencumbered NOI	69%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had stabilized operations, as of the beginning of the prior year.  Therefore, for 2013, Established Communities are consolidated communities that have stabilized operations as of January 1, 2012 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  Established Communities do not include communities acquired as part of the Archstone acquisition.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.